Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Ginkgo Bioworks Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration of Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c)	3,178,887	N/A	$7,700,853.76	.0000927	$713.87	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

		Total Offering Amounts				$7,700,853.76		$713.87

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						$713.87

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s Class A Common Stock on the New York Stock Exchange on September 6, 2022.